Exhibit 99.1

For Immediate Release

Contacts:	Linda H. Simmons	William C. DeWitt
Chief Financial Officer	Corporate Communications
(401) 456-5015 Ext. 1652	(401) 456-5015 Ext. 1541

BANCORP RHODE ISLAND SHAREHOLDERS OVERWHELMINGLY ELECT ALL BOARD'S DIRECTOR NOMINEES

Final Results of 2008 Annual Meeting Certified

By Inspectors of Election

PROVIDENCE, R.I., May 27, 2008 – Bancorp Rhode Island, Inc. (NASDAQ: BARI) today announced that all of the Board of Directors’ nominees have been elected. The votes from BancorpRI’s May 21, 2008, Annual Meeting of Shareholders have been tabulated and certified by Carl T. Hagberg and Associates and Adam J. Gwaltney, the inspectors of election. Directors Anthony F. Andrade, Malcolm G. Chace, Ernest J. Chornyei, Jr., Edward J. Mack II and Merrill W. Sherman will serve on the BancorpRI Board until the 2011 Annual Meeting of Shareholders.

Nearly 92% of BancorpRI’s outstanding shares of common stock were voted, and over 63% of all votes cast were for the directors recommended by BancorpRI’s Board. PL Capital Group’s (“PL Capital”) principals, Richard Lashley and John Palmer, and its third nominee, Daniel Mullane, sought three seats on the BancorpRI Board in a proxy contest. The elected BancorpRI directors each garnered over 1.2 million more votes (out of nearly 4.2 million shares voted) than the three nominees put forward by PL Capital.

This is the second year in a row that the BancorpRI director nominees have been opposed in a proxy contest conducted by PL Capital and for the second time BancorpRI’s shareholders have overwhelmingly voted in favor of the Board’s nominees, with a higher percentage of shareholders supporting the Board’s nominees in 2008. In comparison, in 2007 over 62% of all votes cast were for BancorpRI’s director nominees and each BancorpRI director garnered over 1 million more votes (out of the 4.4 million shares voted) than the two nominees put forward by PL Capital.

“On behalf of BancorpRI’s Board of Directors and management team, we thank both our institutional and individual investors for their strong support of the Board’s nominees,” said Bancorp Rhode Island, Inc.’s Chairman Malcolm G. Chace. “With the continued leadership and guidance of our directors, we look forward to the ongoing execution of our strategic plan and delivering value to all our shareholders.”

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 16 branches throughout Providence, Kent and Washington Counties.

This release may contain "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not

Exhibit 99.1

limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.